Exhibit 10.3

January 13, 2017

Personal and Confidential

Puissance Capital Management

950 Third Avenue, 25th Floor

New York, NY 10022

ATTN: Theodore T. Wang

THIS AGREEMENT (the “Agreement”) is entered into as of January 13, 2017, by and among ViewRay, Inc. (the “Company”) and Puissance Capital Management (“Consultant”).  The Company and Consultant shall collectively be referred to as the “Parties” and each a “Party.”

RECITALS

A.	The Company engages in the research, development and manufacture of magnetic resonance imaging ("MRI") radio therapy systems.
B.	Consultant has extensive trading and investment experience and has particular expertise in business development in China.

NOW THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Consulting Services.

Consultant hereby agrees to assist the Company with business development activities related to the sale of the Company’s products in China.  Specifically, Consultant shall provide the following services:

(a) Consultant shall provide advice with respect to business development activities in China;

(b) Consultant shall provide advice regarding strategic partnerships within the sales and commercial side of the Company’s business in China;

(c) Consultant shall provide advice regarding strategic partnerships within the supplier and manufacturer side of the Company’s business in China; and

(d) Consultant shall provide general advice regarding the overall strategy and direction of the Company’s business in China.

In performing these services, Consultant will have no authority to bind the Company in any way and will make no representations relating to the Company that are not expressly authorized by this Agreement or consented to in advance by the Company in writing.  Without limiting the generality of the foregoing, Consultant is not authorized to negotiate or enter into any agreement or undertaking on behalf of the Company with any person or organization.

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2.	Representations and Warranties of the Company.

The Company represents, warrants and agrees that as of the date hereof:

(a)It (i) is duly organized and validly existing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in a material adverse effect on the validity or enforceability of this Agreement, a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, or a material adverse effect on the Company’s ability to perform in any material respect its obligations under this Agreement.

(b)This Agreement has been validly executed and is the legal, valid and binding agreement of the Company.

3.	Representations and Warranties of Consultant.

Consultant represents, warrants and agrees that as of the date hereof, and as of any date that the Consultant receives fees:

(a)Consultant and its agents or representatives have obtained all governmental, regulatory and local licenses and approvals and will effect all filings and registrations with governmental, regulatory and self-regulatory bodies and agencies required in connection with the services it provides and fees it is entitled to receive under this Agreement.

(b)There is no pending or threatened action, suit or proceeding before or by any court or other governmental body to which Consultant, or to which any of the assets of Consultant is subject, that might reasonably be expected to adversely affect Consultant’s ability to perform under this Agreement.  Consultant shall immediately notify the Company of the nature and amount of any claim, investigation, inquiry or proceeding which might reasonably be expected to adversely affect Consultant’s ability to perform under this Agreement.

(c)Consultant (i) is not subject to any order of the SEC under Section 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (ii) has not been convicted within the past ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, (iii) has not been found by the SEC to have engaged, or been convicted of engaging in, any of the conduct described in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act, and (iv) is not subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act or subject to any other statutory or regulatory bar, disability or prohibition which would prevent it from engaging in the solicitation or introduction of potential customers or strategic partners as described in this Agreement.

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(d)Neither Consultant nor any of its officers, directors, employees, affiliates, agents or any person connected with it as specified in paragraph (d)(1) of Rule 506 under the Securities Act (such persons referred to as “Covered Persons”) has been the subject of any event described in paragraph (d)(1)(i)-(viii) of Rule 506 (“Disqualifying Event”).  Consultant covenants that it will notify the Company within five (5) business days in the event any such action or prosecution relating to a Disqualifying Event is initiated during the term of this Agreement.  This Agreement may be immediately terminated with the occurrence of a Disqualifying Event, and compensation shall be suspended pending remedy or waiver of the Disqualifying Event.

(e)Consultant is not (i) currently the subject of any sanction administered or enforced by the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (“Sanction”); (ii) located or resides in any country or territory to the extent that such country or territory itself is the subject of any Sanction (“Designated Jurisdiction”), or (iii) or has not been (within the previous five (5) years) engaged in any transaction with any person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No fees, nor the proceeds from any fees, has been or will be used, directly or indirectly, to lend, contribute or provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any person of Sanctions.

(f)Consultant will not directly or indirectly use any funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; nor directly or indirectly make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee, or an employee of a private enterprise or organization.  Consultant is not, nor is any of its agents or representatives, aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(g)Consultant will not negotiate with any potential customer, strategic partner or other party, nor will Consultant represent the Company in negotiations with any potential customer, strategic partner or other party.

(h)Consultant will not engage in any solicitation activities with respect to the Company.

4.	Fees.

To retain the services of Consultant, the Company shall pay Consultant a fixed consulting fee of $1,250,000 within 10 business days of the date of this Agreement.

Except as otherwise set forth herein, each Party shall be responsible for bearing its own costs and expenses in connection with this Agreement.

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5.	Indemnification.

(a)The Company agrees to indemnify and hold harmless Consultant, its affiliates, and each of their respective employees, directors, owners, officers, successors and representatives, against any and all loss pursuant to any misrepresentation in this Agreement or arising out of the Company’s conduct pursuant to or under this Agreement if such conduct constitutes fraud, willful misconduct, gross negligence or violation of applicable law.

(b)Consultant agrees to indemnify and hold harmless the Company, each of their affiliates, and their respective employees, directors, owners, officers, successors and representatives, against any and all loss pursuant to any misrepresentation in this Agreement or arising out of Consultant’s conduct pursuant to or under this Agreement if such conduct constitutes fraud, willful misconduct, gross negligence or violation of applicable law.

6.	Confidentiality.

(a)The Parties hereto shall keep the terms and conditions of this Agreement confidential, subject to applicable disclosure requirements under the securities and other laws or regulations.  In addition, each Party may disclose the terms of this Agreement to (a) its attorneys and accountants, (b) government officials upon lawful demand and (c) persons authorized to examine this document pursuant to a legal process or judicial order; provided, however, that the Parties shall have no obligation to maintain the confidentiality of information made public by an independent third party.

(b)While Consultant is engaged by the Company, Consultant may have access to information that is confidential and proprietary to the Company and its respective affiliates.  Except in the performance of Consultant’s obligations under this Agreement, or with the prior written consent of the Company, Consultant agrees that neither Consultant, nor Consultant’s agents or representatives will at any time, during the term of this Agreement or thereafter, disclose to any person or use for its benefit or the benefit of others, any such information obtained by the Consultant.

7.	Survival.

All indemnities, governing law, confidentiality, representations, warranties and fee provisions shall survive any termination of this Agreement, provided, however, that no fees shall be payable as described in Paragraph 4 if (i) the Agreement is terminated for cause or (ii) the payment of fees to the Consultant would violate any applicable law or regulation.

8.	Term.

The term of this Agreement shall commence upon the date set forth on the first page of this Agreement and shall continue for one year. After one year, any Party may terminate this Agreement by written notice to the other Party sent not later than five days prior to the effective date of termination.  This Agreement may be terminated by any Party at any time for cause on not less than five days written notice to the other Party.  Termination for cause shall be permitted in the event of a violation or breach of any representation, warranty or covenant of this Agreement, or a failure by a Party to perform any of its obligations under this Agreement.

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9.	Notices.

All notices or notifications required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally or by email on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the Party entitled to notice shall designate):

THE CONSULTANT:		THE COMPANY :
Puissance Capital Management		ViewRay, Inc.
950 Third Avenue, 25th Floor		2 Thermo Fisher Way
New York, NY 10022		Oakwood Village, OH 44146
Attention :	COO/CFO	Attention :	Chief Financial Officer
Facsimile :	(212) 371-3474	Facsimile :	(800) 417-3459
E-Mail :	rodney.miller@puissancecapital.com	E-Mail :	abansal@viewray.com

10.	Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of California without regard to conflicts of law principles.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the City of San Francisco, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any Party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

11.	Miscellaneous.

This Agreement is given for good and valuable consideration and is intended to be legally binding and represents the entire understanding of the Parties with respect to the subject matter described herein, and supersedes any and all prior negotiations, arrangements and discussions.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the Parties shall be construed and enforced accordingly.

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ViewRay, Inc.		Puissance Capital Management

By:	/s/ Chris A. Raanes	By:	/s/ Theodore T. Wang

Name:	Chris A. Raanes	Name:	Theodore T. Wang

Title:	President & CEO	Title:	Managing Member